EXHIBIT 99.1

UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS

OF BIMS RENEWABLE ENERGY, INC.

The undersigned, being all of the directors of BIMS Renewable Energy, Inc., a Florida corporation (the “Company”), acting pursuant to section 607.0821 of the Florida Business Corporation Act, hereby consent to and adopt the following resolutions by written consent without a meeting:

RESOLVED, that the letter agreement dated September 29, 2003 between the Company  and Jean Gagnon (“Gagnon”) attached hereto as Exhibit A (the “Gagnon Consulting Agreement”), pursuant to which the Company agreed to issue two million (2,000,000) shares of its common stock, par value $.001 per share (the “Common Stock”) to Gagnon as consideration for Gagnon’s services as an independent consultant to the Company be, and hereby is, approved and affirmed; and it is further

RESOLVED, that the letter agreement dated September 29, 2003 between the Company  and Réjean D’Amour (“D’Amour”) attached hereto as Exhibit A (the “D’Amour Consulting Agreement”), pursuant to which the Company agreed to issue two hundred fifty thousands (250,000) shares of its common stock, par value $.001 per share (the “Common Stock”) to D’Amour as consideration for D’Amour’s services as an independent consultant to the Company be, and hereby is, approved and affirmed; and it is further

RESOLVED, that the letter agreement dated September 29, 2003 between the Company  and Raymond Richard (“Richard”) attached hereto as Exhibit A (the “Richard Consulting Agreement”), pursuant to which the Company agreed to issue two hundred fifty thousands (250,000) shares of its common stock, par value $.001 per share (the “Common Stock”) to Richard as consideration for Richard’s services as an independent consultant to the Company be, and hereby is, approved and affirmed; and it is further

RESOLVED, that, subject to the terms and conditions of the Consulting Agreements, the issuance of 2,500,000 shares of Common Stock to the Consultants is hereby authorized and approved; and it is further

RESOLVED, that the 2,500,000 shares of Common Stock to be issued to the Consultants will be, when issued pursuant to the provisions of the Consulting Agreements, validly issued, fully paid and non-assessable; and it is further

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, in the name on behalf of the Company, to file a registration statement on Form S-8 the Securities and Exchange Commission registering an aggregate of 2,500,000 shares of Common Stock issuable under the Consulting Agreements (collectively, the “Plan”) pursuant to the Securities Act of 1933, as amended; and it is further

RESOLVED, that each of the officers of the Company be, and each of them with full power to and without the others hereby is, authorized, empowered and directed, in the name and on behalf of the Company and under its corporate seal or otherwise, to take all such further acts and to execute and deliver all such other agreements, documents and instruments as may be necessary and desirable or convenient and proper to effectuate and carry out the terms and conditions of the forgoing resolutions, including, without limitation, effectuating the Plan and the registration of the Common Stock thereunder, all in such form that each of the officers, in his or her discretion acting upon the advice and assistance of legal counsel to the Company, may approve, as conclusively evidenced by execution thereof by him or her.

IN WITNESS WHEREOF, the undersigned have executed this written consent, which may  be executed in counterparts, as of this 29th day of September, 2003.

/s/ Abdel Jabbar Abouelouafa

Abdel Jabbar Abouelouafa

/s/ Yves Renaud

Yves Renaud

/s/ Marcel Mongrain

Marcel Mongrain